                                                                     EXHIBIT 4.3


                                  October ____, 1998

[NAME]
<Address>
<City__State>


RE:      RENDITION, INC. STOCK OPTIONS


     As you know, Rendition, Inc. ("Rendition") entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") with Micron Technology, Inc. ("MTI"). Under the Reorganization Agreement, Rendition has merged with MTI (the "Merger"), with MTI surviving the Merger.

     In connection with this transaction, MTI has assumed all of your outstanding unexercised options to purchase shares of common stock of Rendition ("Rendition Options"). As a result, your Rendition Options are now options to purchase shares of common stock of MTI rather than options to purchase shares of common stock of Rendition.

     Each Rendition Option assumed by MTI continues to be subject to the terms and conditions, including vesting, set forth in the Rendition 1994 Equity Incentive Plan and as provided in the respective option agreements in effect immediately prior to the Merger, except that (i) references to the "Company" in the Rendition 1994 Equity Incentive Plan are now references to MTI, and (ii) your options are now options to purchase MTI common stock with the exercise price and number of shares subject to your options adjusted to reflect the "conversion ratio" in the Merger, as follows:


NUMBER OF SHARES SUBJECT TO RENDITION OPTIONS

           The number of shares of common stock of MTI subject to your Rendition Options has been adjusted to a number determined by multiplying .181697 by the number of shares of Rendition common stock that were issuable upon exercise of your option immediately prior to the Merger, and rounding down to the nearest whole number.



NEW EXERCISE PRICE OF RENDITION OPTIONS

          The per share exercise price for shares of MTI common stock issuable upon exercise of an assumed Rendition Option has been adjusted to a price determined by dividing the per share exercise price under your option in effect immediately prior to the Merger by .181697 and rounding up to the nearest whole cent.

[NAME]
October __, 1998
Page 2


     A summary of your converted stock options is attached and incorporated herein by this reference.

     Further, any employment or consulting relationship with Rendition referred to in any Rendition Option shall, from and after the Merger, be deemed to mean an employment or consulting relationship with MTI as successor to all the rights and obligations of Rendition as a result of the Merger (including for purposes of vesting, with prior employment by Rendition treated as continuous employment by MTI).

     If you have questions regarding the foregoing, please do not hesitate to contact Bea Solis at (208) 368-4512 or Steve Suarez of MTI at (208) 368-4519. After you have reviewed this letter, please acknowledge your agreement to the assumption of your Rendition Options on the terms set forth herein by signing the enclosed copy of this letter and returning it to the attention of Steve Suarez in the enclosed, postage pre-paid envelope attached. Please keep a copy of this letter and attach it to your existing option agreements in order for you to have a complete record of all the terms and provisions applicable to your option as now assumed by MTI.



                                Very Truly Yours,

                                MICRON TECHNOLOGY, INC.



                                Roderic W. Lewis
                                V.P. of Corporate Affairs, General
                                Counsel and Corporate Secretary



Accepted and Agreed:
                     -------------------------------


         Print Name: [NAME]
                     ----------------------

               Date:
                     -------------------------------


PLEASE RETURN SIGNED ORIGINAL LETTER TO STEVE SUAREZ, MS-507, MICRON TECHNOLOGY, INC., 8000 S. FEDERAL WAY, BOISE, ID 83716-9632, NO LATER THAN
OCTOBER 23, 1998.

                  UNEXERCISED STOCK OPTION CONVERSION SUMMARY



                                            Pre-Merger                             Post-Merger
Option       ISO (I) or   ---------------------------------------------  --------------------------------
 Date        NSO (N)      # Rendition Options    Rendition Option Price  # MTI Options   MTI Option Price
------      -----------   -------------------    ----------------------  -------------   ----------------



